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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS







The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.



        We consent to incorporation by reference in the registration statement on Form S-3 of FGIC Securities Purchase, Inc. of our report dated January 21, 2001, relating to the balance sheets of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and related statements of income, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of FGIC Securities Purchase, Inc. and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3 of FGIC Securities Purchase, Inc.



                                            /s/ KPMG LLP




New York, New York

October 19, 2001